---------
  THE
 SPORTS
AUTHORITY                                                  December 16, 1999
---------                                                  FOR IMMEDIATE RELEASE

CONTACT:          THE SPORTS AUTHORITY, INC.

                  George Mihalko
                  Executive Vice President & Chief Financial Officer
                  (954) 677-6360

  THE SPORTS AUTHORITY ANNOUNCES ENHANCED COMMITTED LINE OF CREDIT AND FOURTH
                                 QUARTER CHARGE
--------------------------------------------------------------------------------

Fort Lauderdale, Florida, December 16, 1999 -- The Sports Authority, Inc. (NYSE:
TSA) today announced that it has increased its committed credit facility with a group of lenders, led by BankBoston Retail Finance Inc., from $200 million to $275 million and extended the maturity date of the facility to September 2003.

In addition, the Company announced that in the fourth quarter it expects to take an estimated charge, net of taxes, of $128 to $132 million. The charge, substantially all of which will be non-cash, is composed of the following estimates:

     (1) an $85 million write-down of long-lived assets, in accordance with Financial Accounting Standard 121 and Accounting Principles Board Opinion No.17, including the $47.3 million of goodwill on the Company's balance sheet,
     (2) a $37 million reduction of previously existing deferred tax assets to estimated realizable value, in accordance with Financial Accounting Standard 109 (these assets relate principally to future tax deductions, the benefit of which depends on future taxable income),
     (3) an $8 million charge associated with the Company's decision to close its Canadian subsidiary.

In addition, the Company expects that fourth quarter operating results will include approximately $14 million, net of taxes, of
     (a) store closing costs related to two lease expirations and one upcoming relocation, and
     (b) incremental markdowns for slow selling seasonal merchandise as well as inventory shrink.

The Company anticipates a cash inflow of approximately $10-$15 million in May 2000 due to a tax refund triggered by the actions described above.

Chief Financial Officer George Mihalko explained, "In light of our recent financial performance, this fourth quarter charge will adjust our balance sheet to levels required by accounting standards. Cash flow will actually be positive since we will be able to capture a $10-$15 million tax refund through a tax loss carry-back."

Chairman and Chief Executive Officer Marty Hanaka, commenting further on the Company's announcement, stated, "The decision to close our Canadian subsidiary was extremely difficult, especially in light of the dedication our Canadian employees have exhibited. We appreciate their efforts very much. While trends at our five Canadian stores appear to be improving, a substantial additional investment would be required to reach the minimum store count and operational support necessary to position the Canadian subsidiary for sustainable profitability. We are currently negotiating with other parties interested in subleasing our Canadian locations, thereby affording many of our Canadian associates the potential for future employment."

With respect to the committed line of credit, Hanaka added, "We increased our secured credit facility by $75 million to $275 million utilizing the same collateral as previously pledged. We also extended the maturity date to September 2003, adding nearly 18 months to the term. This action further fortifies our financial foundation and increases our flexibility as we continue to position The Sports Authority for the future."

As previously announced, next year the Company plans to invest approximately $40 million, expected to be generated from its operations, in store remodels, systems and three to five new stores.

The Sports Authority, Inc. directly operates 201 full-line sporting goods superstores: 196 stores in 32 states across the United States and five stores in Canada (to be closed as noted above). Mega Sports Co., Ltd. operates another 19 stores in Japan under a license agreement with The Sports Authority. The operating results of Mega Sports Co., Ltd. are no longer consolidated in the Company's financial statements due to a reduction of the Company's ownership in the joint venture in the first quarter of 1999.

                    DISCLOSURE ON FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements that may involve risks and uncertainties that could cause actual results to differ materially from those set forth herein, including changes in the estimated fair value of long-lived assets before the end of the Company's fourth quarter, changes in estimates of income tax refunds, changes in assumptions about the disposition of the stores leased by the Company's Canadian subsidiary, the rate of sell-through of aged inventory in the fourth quarter, and a final determination of inventory shrink levels.